SUB-ITEM 77I

The MFS Money Market Fund, a series of MFS Series Trust IV, redesignated Class A Shares as Class A
Shares and created Class B, C, I, R, R1, R2, R3, R4, R5, 529A, 529B, 529C shares, as described in the
Amendment to the Declaration of Trust dated March 30, 2007, contained in Post-Effective Amendment No. 45 to the Registration Statement (File Nos. 2-54607 and 811-2594) as filed with the Securities and Exchange
Commission via EDGAR on March 30, 2007, under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.

The MFS Money Market Fund, a series of MFS Series Trust IV, redesignated Class A Shares as Class A
Shares and terminated Class B, C, I, R, R1, R2, R3, R4, R5, 529A, 529B and 529C shares, as described in the Amendment to the Declaration of Trust dated July 31, 2007. Such amendment is filed herewith.